AMENDMENT TO THE
MANAGER DIRECTED PORTFOLIOS
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT, effective as of the last date in the signature block (the “Effective Date”), to the Transfer Agent Servicing Agreement dated as of July 1, 2016, as amended (the “Agreement”), is entered into by and between MANAGER DIRECTED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Section 2 of the Agreement to include ETF services; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.
NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.As of the Effective Date, Section 2 of the Agreement is hereby superseded and replaced in its entirety with the following:

2.Services and Duties of USBFS

I.CORE SERVICES FOR ETF SERIES

1.Fund Services shall provide the following transfer agent and dividend disbursing agent services to each Fund:
a.Facilitate purchases and redemption of Creation Units;
b.Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;
c.Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Fund and held by the Shareholder;
d.Record the issuance of Shares of the Fund and maintain a record of the total number of Shares of the Trust which are outstanding, and, based upon data provided to it by the Fund, the total number of authorized Shares. Fund Services shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares

e.Prepare and transmit to the Fund and the Fund’s administrator and/or sub-administrator and to any applicable securities exchange (as specified to Fund Services by the Fund) information with respect to purchases and redemptions of Shares;
f.On days that the Fund may accept orders for purchases or redemptions, calculate and transmit to the Fund the number of outstanding Shares;
g.On days that the Fund may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to the Fund and DTC the amount of Shares purchased on such day;
h.Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;
i.Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;
j.Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;
k.Maintain those books and records of the Fund as required by rule, regulation or law or as otherwise requested by the Fund;
l.Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;
m.Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Fund by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Funjd and hold such Shares in the account of the Shareholder for each of the respective Funds;
n.Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Fund’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder for each of the respective Funds; and
o.Confirm the name, U.S. taxpayer identification number and principle place of business of each Authorized Participant.

2.In addition to the services set forth above, Fund Services shall perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder;

and obtaining at the request of the Fund from the Shareholder a list of DTC participants holding interests in the Global Certificate.
3.Fund Services shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

II.CORE SERVICES FOR MUTUAL FUND SERIES

1.Receive and process all orders for transactions of shares in accordance with applicable regulations, and as specified in the Fund’s prospectus and Statement of additional information (or similar disclosure documents) (the “Prospectus”) filed with the U.S Securities and Exchange Commission (“SEC”).

2.Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Fund’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

3.Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund's custodian.
4.Pay proceeds upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.
5.Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

6.Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

7.Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

8.Maintain the record of the name and address of each shareholder and the number of shares issued by each Fund and held by the shareholder.
9.Make changes to shareholder records, including, but not limited to, address and plan changes in plans (e.g., systematic investment and withdrawal and dividend reinvestment).
10.Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.
11.Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.
12.Prepare ad-hoc reports as necessary at prevailing rates.

13.Mail or electronically send shareholder reports and Prospectuses to current shareholders for whom Fund Services has direct access and appropriate registration information.

14.Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

15.Provide shareholder account information upon shareholder or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Fund.

16.Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations.
17.Provide the total number of shares of the Fund sold in each state to enable the Trust to monitor such sales for blue sky purposes; provided that the Fund, not Fund Services, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

18.Answer correspondence from shareholders, securities brokers and others relating to Fund Services’ duties hereunder within required time periods established by applicable regulation.

19.Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which Fund Services is responsible in accordance with the “as of” processing policy set forth on Exhibit A hereto.
20.Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.
21.Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

2. Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

MANAGER DIRECTED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Amber C. Kopp	By: /s/ Gregory Farley
Name: Amber C. Kopp	Name: Gregory Farley
Title: Secretary	Title: Sr. Vice President
Date: May 28, 2024	Date: May 28, 2024